Exhibit 16


September 16, 1997

Securities and Exchange Commission 450 5th Street, N.W.
Washington, D.C.  20549

Re:  Internet Communications Corporation
     File No. 0-19578

Gentlemen:

We have read Item 4 of Internet Communications Corporation's Form 8-K, dated September 19, 1997, and are in agreement with the statements contained in the second paragraph therein as they relate to us.

Very truly yours,


Hein + Associates LLP